Exhibit 99.1

HAWKINS, INC.

EMPLOYEE STOCK PURCHASE PLAN, AS AMENDED

1. Purpose of the Plan. The purpose of this Hawkins, Inc. Employee Stock Purchase Plan (the “Plan”) is to provide the employees of Hawkins, Inc. (the “Company”) and its participating subsidiaries with a convenient means of purchasing shares of the Company’s common stock from time to time at a discount to market prices through the use of payroll deductions. The Company intends that the Plan shall qualify as an “employee stock purchase plan” under Section 423 of the Code.

2. Definitions. The terms defined in this section are used (and capitalized) elsewhere in this Plan.

2.1. “Affiliate” means each domestic or foreign corporation that is a “parent corporation” or “subsidiary corporation” of the Company, as defined in Code Sections 424(e) and 424(f) or any successor provisions.

2.2 “Board” means the Board of Directors of the Company.

2.3 “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.

2.4 “Committee” means the Compensation Committee of the Board or such other committee of non-employee directors appointed by the Board to administer the Plan as provided in Section 13.

2.5 “Common Stock” means the common stock, par value $.05 per share, of the Company.

2.6 “Company” means Hawkins, Inc., a Minnesota corporation.

2.7 “Corporate Transaction” means (i) a merger, consolidation or statutory share exchange in which the Company is not the continuing or surviving corporation (other than a merger involving the Company in which the shareholders of the Company immediately prior to the merger have the same proportionate ownership interest in the outstanding voting stock of the surviving corporation immediately after the merger), or (ii) the sale of substantially all of the assets of the Company.

2.8 “Designated Affiliate” means any Affiliate which has been expressly designated by the Board or Committee as a corporation whose Eligible Employees may participate in the Plan.

2.9 “Eligible Compensation” means the gross cash compensation (including wages, salary, commission, bonus, and overtime earnings) paid by the Company or any Affiliate to a Participant in accordance with the Participant’s terms of employment, but shall not include any employer contributions to a 401(k) or other retirement plan, stock option gains or other any amount included in income with respect to equity-based incentive awards, or any similar extraordinary remuneration received by such Participant.

2.10 “Eligible Employee” means any employee of the Company or a Designated Affiliate who has completed at least 90 days of employment with the Company or a Designated Affiliate and whose customary employment with the Company or a Designated Affiliate is for more than five months in any calendar year, except for any employee who, immediately after a right to purchase is granted under the Plan, would be deemed, for purposes of Code Section 423(b)(3), to own stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any Affiliate.

2.11 “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the regulations promulgated thereunder.

2.12 “Fair Market Value” of a share of Common Stock as of any date means (i) if the Company’s Common Stock is then listed on a national securities exchange, the closing price for a share of such Common Stock on such exchange on said date, or, if no sale has been made on such exchange on said date, on the last preceding day on which any sale shall have been made; or (ii) if the Company’s Common Stock is not then listed on a national securities exchange, such value as the Committee in its discretion may in good faith determine. The determination of Fair Market Value shall be subject to adjustment as provided in Section 14.1.

2.13 “Offering” means the right provided to Participants to purchase Shares under the Plan with respect to a Purchase Period.

2.14 “Participant” means an Eligible Employee who has elected to participate in the Plan in the manner set forth in Section 4 and whose participation has not ended pursuant to Section 8.1 or Section 9.

2.15 “Plan” means this Hawkins, Inc. Employee Stock Purchase Plan, as it may be amended from time to time.

2.16 “Purchase Date” means the last Trading Day of a Purchase Period.

2.17 “Purchase Period” means a period of six months beginning either (i) on January 1 of each calendar year and ending on the next June 30, or (ii) on July 1 in each calendar year and ending on the next December 31, or such other period of time (but not to exceed 27 months or such longer period as may be permitted under Code Section 423) as may be established by the Committee.

2.18 “Recordkeeping Account” means the account maintained in the books and records of the Company recording the amount contributed to the Plan by each Participant through payroll deductions.

2.19 “Shares” means shares of Common Stock.

2.20 “Trading Day” means a day on which the national stock exchanges in the United States are open for trading.

3. Shares Available. Shares may be sold by the Company to Eligible Employees at any time after this Plan has been approved by the shareholders of the Company, but not more than 550,000 Shares (subject to adjustment as provided in Section 14.1) may be sold to Eligible Employees pursuant to this Plan. If the purchases by all Participants in an Offering would otherwise cause the aggregate number of Shares to be sold under the Plan to exceed the number specified in this Section 3.1, each Participant in that Offering shall be allocated a ratable portion of the remaining number of Shares which may be sold under the Plan.

4. Eligibility and Participation. To be eligible to participate in the Plan for a given Purchase Period, an employee must be an Eligible Employee on the first day of such Purchase Period. An Eligible Employee may elect to participate in the Plan by filing an election form with the Company before the first day of a Purchase Period that authorizes regular payroll deductions from Eligible Compensation beginning with the first payroll period ending on or after the first day of such Purchase Period and continuing until the Plan is terminated or the Eligible Employee withdraws from the Plan, modifies his or her authorization, or ceases to be an Eligible Employee, as hereinafter provided.

5. Amount of Common Stock Each Eligible Employee May Purchase.

5.1. Subject to the provisions of this Plan, each Participant shall be offered the right to purchase on the Purchase Date the maximum number of whole Shares that can be purchased with the balance in the Participant’s Recordkeeping Account at the per Share price specified in Section 5.2. Notwithstanding the foregoing, no Participant shall be entitled to:

(a) the right to purchase Shares under this Plan and all other employee stock purchase plans (within the meaning of Code Section 423(b)), if any, of the Company and its Affiliates that accrues at a rate which in the aggregate exceeds $25,000 of Fair Market Value (determined on the first day of a Purchase Period when the right is granted) for each calendar year in which such right is outstanding at any time; or

(b) purchase more than 500 Shares in any Offering under this Plan, such limit subject to adjustment as provided in Section 14.1.

5.2. Unless a greater purchase price is established by the Committee for an Offering prior to the commencement of the applicable Purchase Period, the purchase price of each Share sold pursuant to this Plan will be the lesser of (i) 85% of the Fair Market Value of such Share on the first day of the applicable Purchase Period, or (ii) 85% of the Fair Market Value of such Share on the last day of the Purchase Period.

6. Method of Participation.

6.1. The Company shall give notice to each Eligible Employee of the opportunity to purchase Shares pursuant to this Plan and the terms and conditions of such Offering. The Company contemplates that for tax purposes the first day of a Purchase Period will be the date of the grant of the right to purchase of such Shares.

6.2. Each Eligible Employee who desires to participate in the Plan for a Purchase Period shall signify his or her election to do so by signing and filing with the Company an election form approved by the Committee. An Eligible Employee may elect to have an amount of Eligible Compensation of at least $10.00 and not more than $1,000.00 withheld as a payroll deduction per pay period. An election to participate in the Plan and to authorize payroll deductions as described herein must be made before the first day of a Purchase Period. The election shall be effective for the first payroll period that ends on or after the first day of the Purchase Period immediately following the filing of such election form and shall remain in effect until the Plan is terminated or such Participant withdraws from the Plan, modifies his or her authorization, or ceases to be an Eligible Employee, as hereinafter provided.

6.3. Each Offering shall consist of a single Purchase Period and shall be in such form and shall contain such terms and conditions as the Committee shall deem appropriate, consistent with the terms of the Plan. The Committee may provide for separate Offerings for different Designated Affiliates, and the terms and conditions of the separate Offerings, including the applicable Purchase Period, need not be consistent. Any Offering shall comply with the requirement of Code Section 423 that all Participants shall have the same rights and privileges for such Offering. The terms and conditions of any Offering shall be incorporated by reference into the Plan and treated as part of the Plan.

7. Recordkeeping Account.

7.1. The Company shall maintain a Recordkeeping Account for each Participant. Payroll deductions pursuant to Section 6 will be credited to such Recordkeeping Accounts on each payday.

7.2. No interest will be credited to a Participant’s Recordkeeping Account (unless required under local law).

7.3. The Recordkeeping Account is established solely for accounting purposes, and all amounts credited to the Recordkeeping Account will remain part of the general assets of the Company and need not be segregated from other corporate funds (unless required under local law).

7.4. A Participant may not make any separate cash payment into a Recordkeeping Account, except as may be permitted by the Committee in accordance with Section 6.2.

8. Right to Adjust Participation; Withdrawals from Recordkeeping Account.

8.1. A Participant may at any time withdraw from the Plan. If a Participant withdraws from the Plan, the Company will pay to the Participant in cash the entire balance in such Participant’s Recordkeeping Account and no further deductions will be made from the Participant’s Eligible Compensation during such Purchase Period. A Participant who withdraws from the Plan will not be eligible to reenter the Plan until the next succeeding Purchase Period, and any such reentry shall be through the enrollment process described in Section 6.2.

8.2. Except for a withdrawal from the Plan as provided in Section 8.1, a Participant may only increase or decrease the deductions from his or her Eligible Compensation as of the first pay period in any Purchase Period.

8.3. Notification of a Participant’s election (i) to withdraw from the Plan and terminate deductions or (ii) to increase or decrease deductions shall be made by signing and filing with the Company an appropriate form approved by the Committee. The Committee may promulgate rules regarding the time and manner for providing any such written notice, which may include a requirement that the notice be on file with the Company’s designated office for a reasonable period before it will be effective.

9. Termination of Employment. If the employment of a Participant is terminated for any reason, including death, disability, or retirement, the entire balance in the Participant’s Recordkeeping Account will be refunded in cash to the Participant within 30 days after the date of termination of employment. For purposes of the Plan, a Participant will not be deemed to have terminated employment while the Participant is on sick leave, military leave or other leave of absence approved by the Company. Where the period of leave exceeds 90 days and the Employee’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the ninety-first day of such leave.

10. Purchase of Shares.

10.1. As of the Purchase Date, the balance in each Participant’s Recordkeeping Account will be used to purchase the maximum number of whole Shares (subject to the limitations of Section 5.1) at the purchase price determined in accordance with Section 5.2, unless the Participant has filed an appropriate form with the Company in advance of that date to withdraw from the Plan in accordance with Section 8.1. Any amount in a Participant’s Recordkeeping Account that is not used to purchase Shares pursuant to this Section 10.1 will be refunded to the Participant unless the unused amount is less than the amount necessary to purchase a whole Share. In that case, the unused amount will be retained in the Participant’s Recordkeeping Account and carried forward into the next Purchase Period (unless the Participant will not be a Participant during the next Purchase Period).

10.2. Promptly after the end of each Purchase Period, a certificate for the number of Shares purchased by all Participants shall be issued and delivered to an agent selected by the Company. The agent will hold such certificate for the benefit of all Participants who have purchased Shares and will maintain an account for each Participant reflecting the number of whole Shares credited to the account of each Participant.

Each Participant will be entitled to direct the voting of all Shares credited to such Participant’s account by the agent. Each Participant may also direct such agent to sell such Shares and distribute the net proceeds of such sale to the Participant. At any time after the Participant has satisfied the minimum holding period requirements established by Code Section 423(a)(1), a Participant may request from the agent a certificate representing the Shares credited to the Participant’s account, in which case the agent shall transfer a certificate for such whole number of Shares directly to the Participant.

11. Rights as a Shareholder. A Participant shall not be entitled to any of the rights or privileges of a shareholder of the Company with respect to Shares, including the right to vote or direct the voting or to receive any dividends that may be declared by the Company, until (i) the Participant actually has paid the purchase price for such Shares and (ii) certificates for such Shares have been issued either to the agent or to the Participant, as provided in Section 10.

12. Rights Not Transferable. A Participant’s rights under this Plan are exercisable only by the Participant during his or her lifetime, and may not be sold, pledged, assigned, transferred or disposed of in any manner other than by will or the laws of descent and distribution. Any attempt to sell, pledge, assign, transfer or dispose of the same shall be null and void and without effect. The amounts credited to a Recordkeeping Account may not be sold, pledged, assigned, transferred or disposed of in any way, and any attempted sale, pledge, assignment, transfer or other disposition of such amounts will be null and void and without effect.

13. Administration of the Plan.

13.1. This Plan shall be administered by the Committee. Subject to the express provisions of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority to:

(a) Determine when each Purchase Period under this Plan shall occur, and the terms and conditions of each related Offering (which need not be identical);

(b) Designate from time to time which Affiliates of the Company shall be eligible to participate in the Plan;

(c) Construe and interpret the Plan and establish, amend and revoke rules, regulations and procedures for the administration of the Plan. The Committee may, in the exercise of this power, correct any defect, omission or inconsistency in the Plan, in such manner and to the extent it may deem necessary, desirable or appropriate to make the Plan fully effective;

(d) Exercise such powers and perform such acts as the Committee may deem necessary, desirable or appropriate to promote the best interests of the Company and its Designated Affiliates and to carry out the intent that the Offerings made under the Plan are treated as qualifying under Code Section 423(b); and

(e) As more fully described in Section 19, to adopt such rules, procedures and sub-plans as may be necessary, desirable or appropriate to permit participation in the Plan by employees who are foreign nationals or employed outside the United States by a non-U.S. Designated Affiliate, and to achieve tax, securities law and other compliance objectives in particular locations outside the United States.

13.2. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all persons, including the Company, any Affiliate, any Participant and any Eligible Employee.

13.3. Subject to the terms of the Plan and applicable law, the Committee may delegate ministerial duties associated with the administration of the Plan to such of the Company’s officers, employees or agents as the Committee may determine.

13.4. No member of the Board or Committee shall be liable for any action taken or determination made in good faith with respect to the Plan. In addition to such other rights of indemnification as they may have as members of the Board or officers or employees of the Company or a Designated Affiliate, members of the Board and Committee and any officers or employees of the Company or Designated Affiliate to whom authority to act for the Committee is delegated shall be indemnified by the Company from and against any and all liabilities, costs and expenses incurred by such persons as a result of any act or omission to act in connection with the performance of such person’s duties, responsibilities and obligations under the Plan if such person has acted in good faith and in a manner that he or she reasonably believes to be in, or not opposed to, the best interests of the Company.

14. Adjustment upon Changes in Capitalization and Corporate Transactions.

14.1. In the event of any change in the Common Stock of the Company by reason of a stock dividend, stock split, reverse stock split, corporate separation, recapitalization, merger, consolidation, combination, exchange of shares and the like, the Committee shall make such equitable adjustments as it deems appropriate in the aggregate number and class of shares available under this Plan and the number, class and purchase price of shares available but not yet purchased under this Plan.

14.2. In the event of a Corporate Transaction, the Board may determine and provide that: (i) each right to acquire Shares on any Purchase Date that is scheduled to occur after the date of the consummation of the Corporate Transaction shall be continued or assumed or an equivalent right shall be substituted by the surviving or successor corporation or a parent or subsidiary of such corporation; or (ii) the Purchase Period then in progress shall be shortened by setting a new Purchase Date. If a new Purchase Date is set, it shall be a specified date before the date of the consummation of the Corporate Transaction. Each Participant shall be notified in writing, prior to any new Purchase Date, that the Purchase Date for the existing Offering has been changed to the new Purchase Date and that the Participant’s right to acquire Shares will be exercised automatically on the new Purchase Date unless prior to such date the Participant’s employment has been terminated or the Participant has withdrawn from the Plan.

15. Registration of Certificates. Stock certificates will be registered in the name of the Participant, or jointly in the name of the Participant and another person, as the Participant may direct on an appropriate form filed with the Company or the agent.

16. Amendment or Suspension of Plan. The Board may at any time suspend this Plan or amend it in any respect, but no such amendment may, without shareholder approval, increase the number of shares reserved under this Plan, or effect any other change in the Plan that would require shareholder approval under applicable law or to maintain compliance with Code Section 423. No such amendment or suspension shall adversely affect the rights of Participants pursuant to Shares previously acquired under the Plan. During any suspension of the Plan, no new Offering or Purchase Period shall begin and no Eligible Employee shall be offered any new right to purchase Shares under the Plan or any opportunity to elect to participate in the Plan, and any existing payroll deduction authorizations shall be suspended, but any such right to purchase Shares previously granted for a Purchase Period that began prior to the Plan suspension shall remain subject to the other provisions of this Plan and the discretion of the Board and the Committee with respect thereto.

17. Effective Date and Term of Plan. This Plan shall be effective on April 4, 2011, subject to approval of the Plan by the Company’s shareholders within 12 months of such date. The Plan and all rights of Participants hereunder shall terminate (i) at any time, at the discretion of the Board of Directors, or (ii) upon the completion of any Offering under which the limitation on the total number of shares to be issued set forth in Section 3 has been reached. Except as otherwise determined by the Board, upon termination of this Plan, the Company shall pay to each Participant cash in an amount equal to the entire remaining balance in such Participant’s Recordkeeping Account.

18. Governmental Regulations and Listing. All rights granted or to be granted to Eligible Employees under this Plan are expressly subject to all applicable laws and regulations and to the approval of all governmental authorities required in connection with the authorization, issuance, sale or transfer of the Shares reserved for this Plan, including, without limitation, there being a current registration statement of the Company under the Securities Act of 1933, as amended, covering the Shares purchasable on the Purchase Date applicable to such Shares, and if such a registration statement shall not then be effective, the term of such Purchase Period shall be extended until the first business day after the effective date of such a registration statement, or post-effective amendment thereto. If applicable, all such rights hereunder are also similarly subject to effectiveness of an appropriate listing application to a national securities exchange covering the Shares issuable under the Plan upon official notice of issuance.

19. Rules for Foreign Jurisdictions. The Committee may adopt rules, procedures or subplans relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures. Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules and procedures regarding handling of payroll deductions, payment of interest, conversion of local currency, payroll tax, the definition of Eligible Compensation, withholding procedures and handling of stock certificates which vary with local requirements.

20. Miscellaneous.

20.1. This Plan shall not be deemed to constitute a contract of employment between the Company and any Participant, nor shall it interfere with the right of the Company to terminate any Participant and treat him or her without regard to the effect which such treatment might have upon him or her under this Plan.

20.2. Wherever appropriate as used herein, the masculine gender may be read as the feminine gender, the feminine gender may be read as the masculine gender, the singular may be read as the plural and the plural may be read as the singular.

20.3. This Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Minnesota.

20.4. Any reference in the Plan to election or enrollment forms, notices, authorizations or any other document to be provided in writing shall include any such form, notice, authorization or document delivered electronically, including through the Company’s intranet, in accordance with procedures established by the Committee.

20.5. Any reference in this Plan to the issuance or transfer of a stock certificate evidencing Shares shall be deemed to include, in the Committee’s discretion, the issuance or transfer of such Shares in book-entry or electronic form. Uncertificated Shares shall be deemed delivered for all purposes of this Plan when the Company or its agent shall have provided to the recipient of the Shares a notice of issuance or transfer by electronic mail (with proof of receipt) or by United States mail, and have recorded the issuance or transfer in its records.